Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384
Media Relations:
767 Fifth Avenue	Alexandra Trower
New York, NY 10153	(212) 572-4430

ESTÉE LAUDER COMPANIES REPORTS FOURTH QUARTER AND FISCAL YEAR
2009 RESULTS IN LINE WITH EXPECTATIONS

PROVIDES OUTLOOK FOR FIRST QUARTER AND FISCAL YEAR 2010

New York, NY, August 13, 2009 - The Estée Lauder Companies Inc. (NYSE: EL) today reported its results for the fourth quarter and fiscal year ended June 30, 2009 that were in line with the Company’s expectations.

For the year, the Company had net sales of $7.32 billion, a 7% decrease compared with $7.91 billion reported in the prior fiscal year.  Excluding the impact of foreign currency translation, net sales declined 2%.  The Company reported net earnings, including charges associated with restructuring activities, for the year ended June 30, 2009 of $218.4 million compared with $473.8 million last year.  Diluted net earnings per common share for the year were $1.10, compared with $2.40 reported in the prior year.

The fiscal 2009 full year results included charges associated with restructuring activities of $91.7 million (pre-tax), equal to $.31 per diluted common share. Excluding these charges, net earnings for the fiscal 2009 full year were $280.1 million and diluted earnings per share were $1.42.  A reconciliation between GAAP and non-GAAP financial measures is included in this press release.

During the year, the Company’s business in each of its product categories and geographic regions continued to be adversely impacted by the challenging and volatile global economic conditions.  The worldwide economic downturn negatively affected consumer demand, resulting in weak retail sales and inventory destocking by certain key retailers.  These conditions are reflected in the Company’s sales and operating results and were most pronounced in the Americas and Europe, the Middle East & Africa regions.  For the full fiscal year, in the Asia/Pacific region, the Company generated a strong performance, reporting double-digit sales growth in constant currency as well as double-digit gains in operating income.  Despite the challenging economic climate, the Company believes it gained share globally in much of its distribution.

In the second half of the fiscal year, the Company recorded charges for goodwill and intangible and other long-lived asset impairments that negatively impacted the operating results of each product category as well as the Americas and Europe, the Middle East & Africa regions.

William P. Lauder, Executive Chairman, said, “The extraordinary economic difficulties we faced in fiscal 2009 resulted in lower net sales and earnings.  While I am disappointed with our overall performance, throughout the fiscal year our Company rallied to meet the challenging business conditions in the many regions of the world we serve.  We reacted quickly and strongly to temper the impact on our results.  We prioritized investments and accelerated cost reductions.  We also resized our Company to meet near-term needs and began implementing a restructuring program to position us for the long term.  As a result, our Company today remains strong: we were profitable, our balance sheet is healthy and our cash flow was solid.”

Fabrizio Freda, President and Chief Executive Officer, said, “Across the Company we are leveraging our strengths and addressing our opportunities while building needed capabilities and focusing on cost savings.  The Estée Lauder Companies will benefit from a more integrated organization that will bring us closer to consumers around the world and is pursuing our most promising opportunities across categories, brands, regions and channels.  I am very pleased how well our Company has embraced this new structure.”

Full-Year Results by Product Category

	Year Ended June 30
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2009	2008	Basis	Currency	2009	2008	Basis

Skin Care	$2,886.0	$2,996.8	(3.7)%	1.8%	$294.1	$405.6	(27.5)%
Makeup	2,830.9	3,000.4	(5.6)	(1.1)	279.8	359.4	(22.1)
Fragrance	1,150.9	1,432.0	(19.6)	(14.4)	(60.8)	36.2	(100.0)+
Hair Care	402.4	427.1	(5.8)	(3.0)	1.1	11.5	(90.4)
Other	61.7	54.5	13.2	17.1	(4.1)	(1.6)	(100.0)+
Subtotal	7,331.9	7,910.8	(7.3)	(2.4)	510.1	811.1	(37.1)
Returns and charges associated with restructuring activities	(8.1)	—			(91.7)	(0.4)
Total	$7,323.8	$7,910.8	(7.4)%	(2.5)%	$418.4	$810.7	(48.4)%

Skin Care

•                  Sales in constant currency increased, with double-digit growth in Asia/Pacific, reflecting that region’s focus on skin care products, but decreased in the Company’s other regions.  On a reported basis, sales decreased, reflecting the impact of foreign currency translation.

•                  Several new and existing products aided net sales in the skin care category, but were offset by lower sales from other existing products, as well as the impact of the economic downturn as noted above.  The Company gained share in this category during the fiscal year in U.S. prestige department stores and in certain countries in stores where its products are sold.

•                  Across each region, the recent launches of Perfectionist [CP+] Wrinkle Lifting Serum and the new Time Zone line of moisturizing products by Estée Lauder, as well as Superdefense

SPF 25 Age Defense Moisturizer and Youth Surge SPF 15 Age Decelerating Moisturizer from Clinique, contributed incremental sales.

•                  Operating income decreased, reflecting the decline in net sales, as well as the charges noted above, the impact of a portion of a manufacturing overhead charge, and losses from foreign exchange transactions.

Makeup

•                  In constant currency, makeup sales increased double-digits in Asia/Pacific and were relatively unchanged in Europe, the Middle East & Africa, which were more than offset by declines in the Americas.

•                  On a reported basis, the net sales decrease was primarily attributable to the Company’s heritage brands.  These brands collectively posted higher declines in international markets than domestically.  Makeup artist brands also reported an overall global sales decline during the year driven by the Americas region.  The Company believes its makeup artist brands gained share internationally within their distribution.

•                  The lower makeup sales reflected declines across a broad range of products.  However, positively affecting makeup sales were products such as the reformulated Superfit Makeup and High Impact Lip Colour SPF 15 from Clinique, as well as Signature Blush and TurboLash All Effects Motion Mascara by Estée Lauder.  Incremental net sales to new international points of distribution also helped offset the decline in this category.

•                  Operating income decreased, primarily reflecting the lower net sales.  Operating income also included the impact of a portion of a manufacturing overhead charge and losses from foreign exchange transactions.

Fragrance

•                  During the year, the Company continued to face challenges in this product category, due in part to competitive dynamics, coupled with the economic downturn.  As a result, fragrance sales declined in each region.

•                  The largest decrease was due to lower sales of designer fragrances.   Also contributing to the decline were lower sales of certain Estée Lauder and Clinique fragrances.

•                  The recent successful launches of Estée Lauder Sensuous, Hilfiger Men by Tommy Hilfiger, I Am King Sean John, and the new DKNY Men partially offset these declines.

•                  Fragrance posted an operating loss compared with operating income last year.  The decrease primarily reflected the lower sales, partially offset by a reduction in selling, advertising, merchandising and sampling spending.

Hair Care

•                  The sales decline in hair care was primarily a result of a soft salon retail environment and a reduction in points of distribution in the United States.

•                  Net sales were also negatively impacted as a result of the conclusion of a hotel amenities program in the third quarter of fiscal 2008.

•                  Partially offsetting these declines were incremental sales of new products, such as Dry Remedy Shampoo and Conditioner and the Sun Care line of products from Aveda.  The category also benefited from improved sales of hair color products and an increase in points of distribution outside the United States, including the acquisition of an independent distributor in Australia.

•                  Hair care sales increased in constant currency in the Company’s international regions.

•                  Hair care operating income decreased, primarily reflecting the decline in sales.

Full-Year Results by Geographic Region

	Year Ended June 30
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2009	2008	Basis	Currency	2009	2008	Basis

The Americas	$3,421.2	$3,711.5	(7.8)%	(6.6)%	$115.2	$228.3	(49.5)%
Europe, the Middle East & Africa	2,611.3	3,006.7	(13.2)	(3.7)	229.7	433.1	(47.0)
Asia/Pacific	1,299.4	1,192.6	9.0	14.1	165.2	149.7	10.4
Subtotal	7,331.9	7,910.8	(7.3)	(2.4)	510.1	811.1	(37.1)
Returns and charges associated with restructuring activities	(8.1)	—			(91.7)	(0.4)
Total	$7,323.8	$7,910.8	(7.4)%	(2.5)%	$418.4	$810.7	(48.4)%

The Americas

•                  Sales decreased in all major product categories for the fiscal year.

•                  The Company’s heritage brands, makeup artist brands and hair care business in the United States recorded lower net sales.  Sales declines in Canada were partially offset by growth in Latin America and both reflected the adverse impact of the strengthening of the U.S. dollar.

•                  The economic conditions in this region, particularly in the department store channel, have negatively impacted the Company’s businesses.

•                  The weak retail environment was a direct result of lower store traffic, and prompted destocking by certain key retailers.  Sales in the Company’s freestanding stores also declined, while results in other alternative channels were mixed. Sales in the Company’s Internet business contributed positively.

•                  Ongoing challenges faced by certain of the Company’s department store customers in the U.S. may continue to affect net sales for the short and medium term.

•                  Operating income in the Americas decreased.  The decline reflected charges for goodwill and intangible and other long-lived asset impairments and the majority of manufacturing overhead costs that were not recovered due to lower production levels.  The impact of these charges, along with a charge related to the liquidation of a retailer, contributed to the operating income decline. The results also reflect lower sales experienced by the majority of the Company’s businesses in the region due to current economic conditions, partially offset by cost containment and contingency plan efforts.

Europe, the Middle East & Africa

•                  In constant currency, the overall decline in net sales was led by the Company’s travel retail business, Spain, France and Italy.  These performances reflected weak economic conditions, which have resulted in destocking and tighter working capital management by certain key retailers.

•                  Additionally, the Company’s travel retail business continued to be affected by a significant slowdown in airline passenger traffic, as well as the impact of weaker currencies in certain key countries.

•                  In constant currency, the United Kingdom posted solid sales gains, while double-digit growth was recorded in a number of countries, with the largest gains coming in Russia and the Middle East.

•                  The Company estimates that it gained share in certain countries in its distribution in this region during the year.

•                  Operating income decreased, reflecting lower results in travel retail, Spain, France, Russia, the United Kingdom and Italy.  These declines included charges related to the deterioration of certain retailers.

Asia/Pacific

•                  This region generated solid constant currency sales growth, with every country posting increases, except Japan.  More than half of the countries had double-digit growth, with the strongest gains generated in Korea, China, Hong Kong and Australia.  Sales growth in China, the Company’s largest emerging Asian market, was predominately due to strong like -door growth, expanded distribution and the launch of e-commerce for the Estée Lauder and Clinique brands.  Sales in Japan, the Company’s largest Asian market, declined low single-digits.

•                  The Company estimates that for fiscal 2009 it gained share in Asia within its points of distribution.

•                  Operating income in the region increased, with most countries posting gains, led by Hong Kong, China, Korea and Japan.  Partially offsetting these improvements were lower results in Australia and Singapore.

Full-Year Cash Flows

•                  For the twelve months ended June 30, 2009, net cash flows provided by operating activities were $696.0 million, compared with $690.1 million in the prior year.

•                  The improvement primarily reflects a decrease in inventory, as well as lower accounts receivable balances as a result of lower sales and an improvement in days sales outstanding.  These activities were partially offset by lower net earnings and an increase in income tax receivables, as well as a reduction in cash from certain working capital components.

•                  Operating cash flow was utilized primarily for capital investments, dividends, the acquisitions of businesses and the repurchase of shares of the Company’s Class A Common Stock.

•                  The Company took several actions to manage and preserve cash during the difficult economic environment. They include issuing $300.0 million of five-year notes, suspending the share repurchase program, and for fiscal 2009, reducing discretionary planned capital spending by approximately 25%.

•                  The Company’s focus on inventory management resulted in 25 fewer days of inventory at June 30, 2009, compared to the prior year.  This occurred in spite of lower sales and destocking by certain retailers worldwide.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its currently planned business operations on both a near-term and long-term basis.

Fourth Quarter Results

For the three months ended June 30, 2009, the Company reported net sales of $1.68 billion, a 16% decrease from $2.01 billion in the fourth quarter of fiscal 2008.  Excluding the impact of foreign currency translation, net sales declined 10%.  On a reported basis, as well as in constant currency, net sales increased in Asia/Pacific, which were more than offset by lower sales in the Americas and Europe, the Middle East & Africa.  Net sales declined in each of the Company’s major product categories.

The Company reported a net loss, including charges associated with restructuring activities, for the fourth quarter of $17.9 million, versus net earnings of $120.2 million last year.  Diluted net loss per common share was $.09, compared with net earnings per diluted common share of $.61 reported in the same prior-year period.

The fiscal 2009 fourth quarter results included charges associated with restructuring activities of $85.1 million (pre-tax), equal to $.29 per diluted common share.  Excluding these charges, net earnings for the fiscal 2009 fourth quarter were $39.3 million and diluted earnings per common share was $.20.

Outlook for Fiscal 2010 First Quarter and Full Year

The high degree of global economic uncertainty has had a negative effect on consumer confidence, demand and spending.  The Company cannot predict with certainty the extent or duration of these conditions.  The Company’s business strategies are designed to strengthen the Company over the long-term.  The uncertainty about future market conditions, consumer spending patterns and the financial strength of some of the Company’s key retail customers, coupled with retailer destocking, will continue to negatively affect the Company’s results for fiscal 2010.  A continuation of these conditions makes definitive forecasting difficult.

Mr. Freda said, “In the new fiscal year, we intend to advance our strategy towards reaching our long-term financial goals.  I am confident that our organization is fully aligned and determined to succeed at this task and further enhance our global leadership position in prestige beauty.  Our top priority in the future is to drive our businesses, grow global market share, improve our margins and continue to refine our asset management.  We intend to keep our focus on leveraging our competitive advantage by drawing on the breadth of our brands and the strength of our assets and employees.”

First Quarter

•                  Net sales are expected to decrease between 2% and 5% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 3% to 4% versus the prior-year period.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $.23 and $.30.

•                  The Company’s first quarter results will be up against a difficult comparison to the prior-year quarter when net sales and diluted earnings per share grew 11% and 30%, respectively, when the underlying markets were still solid.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of between $40 million and $50 million in the first quarter of fiscal 2010.

Full Year

•                  Net sales are forecasted to grow between 0% and 2% in constant currency.

•                  Foreign currency translation is expected to be a benefit of up to 1% versus the prior year.

•                  The Company projects diluted net earnings per share, before charges associated with restructuring activities, to be between $1.55 and $1.70.

•                  On a product category basis, in constant currency, sales in skin care and hair care are expected to generate growth.  Makeup is projected to remain relatively unchanged and fragrance is expected to decline.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa.  Sales in the Americas are expected to decline.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of between $175 million and $200 million during fiscal 2010.

•                  The Company expects to take charges associated with restructuring activities in fiscal 2010 of between $80 million and $120 million, equal to $.27 to $.40 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met. Such charges are not included in the Company’s earnings per share projection noted above.

•                  The timing and predictability of when charges may be recorded will likely vary by quarter.  As restructuring and other special charges decisions are reached, the Company may communicate such decisions through 8-K amendments filed with the SEC.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s and Mr. Freda’s remarks and those in the “Outlook for Fiscal 2010 First Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)

consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)

social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)

shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)

real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)	the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;
(15)

the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)	consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;
(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Mustang, Coach and Ojon.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended				Year Ended
	June 30		Percent		June 30		Percent
	2009	2008	Change		2009	2008	Change

Net Sales (A)	$1,682.8	$2,012.1	(16.4)%		$7,323.8	$7,910.8	(7.4)%

Cost of sales (A)	427.1	490.6			1,881.6	1,996.8
Gross Profit	1,255.7	1,521.5	(17.5)%		5,442.2	5,914.0	(8.0)%

Gross Margin	74.6%	75.6%			74.3%	74.8%

Operating expenses:
Selling, general and administrative	1,151.7	1,305.5			4,883.9	5,088.9
Restructuring and other special charges (A)	70.2	0.9			76.8	0.4
Goodwill impairment (B)	14.3	—			14.3	—
Impairment of intangible and other long-lived assets (C)	34.2	14.0			48.8	14.0
	1,270.4	1,320.4	(3.8)%		5,023.8	5,103.3	(1.6)%

Operating Expense Margin	75.5%	65.6%			68.6%	64.5%

Operating Income (Loss)	(14.7)	201.1	(100.0	)+%	418.4	810.7	(48.4)%

Operating Income (Loss) Margin	(0.9)%	10.0%			5.7%	10.3%

Interest expense, net	20.2	14.0			75.7	66.8

Earnings (Loss) before Income Taxes and Minority Interest	(34.9)	187.1	(100.0	)+%	342.7	743.9	(53.9)%

Provision (benefit) for income taxes	(22.5)	62.2			115.9	259.9
Minority interest, net of tax	(5.5)	(4.7)			(8.4)	(10.2)
Net Earnings (Loss)	$(17.9)	$120.2	(100.0	)+%	$218.4	$473.8	(53.9)%

Net earnings (loss) per common share:
Basic	$(.09)	$.62	(100.0	)+%	$1.11	$2.44	(54.4)%
Diluted	(.09)	.61	(100.0	)+%	1.10	2.40	(54.0)%

Weighted average common shares outstanding:
Basic	196.7	194.4			196.3	193.9
Diluted	196.7	197.9			197.7	197.1

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges over the next few fiscal years totaling between $350 million and $450 million before taxes.  The Program includes organizational resizing and regional realignments which principally reflects the reduction of the workforce by approximately 2,000 employees.

During fiscal 2009, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, exit unprofitable operations and outsource certain services.  For the year ended June 30, 2009, aggregate restructuring charges of $70.3 million were recorded in the Company’s summary of consolidated results related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company incurred other special charges in connection with the implementation of the Program for the year ended June 30, 2009 of  $10.1 million related to consulting, other professional services, and accelerated depreciation.  In addition to the other special charges, the Company recorded $8.1 million reflecting sales returns (less a related cost of sales of $1.2 million) and a write-off of inventory associated with exiting unprofitable operations of $8.0 million.

During the year ended June 30, 2009, the Company recorded a gain of $3.6 million related to excess accruals that were recorded as other special charges in prior years.

Total charges associated with restructuring activities included in operating income for the three and twelve months ended June 30, 2009 were $85.1 million and $91.7 million, respectively.

(B) During the fourth quarter of fiscal 2009, the Company completed its annual goodwill impairment test and, due to a continued decline in operating results during the fourth quarter and additional revisions to internal forecasts, recorded a goodwill impairment charge related to the Darphin reporting unit of $12.5 million and other goodwill impairment charges of $1.8 million.

(C) During the third quarter of fiscal 2009, certain indicators triggered an interim impairment test that resulted in the Company’s recognition of impairment charges related to the Darphin trademark of $12.3 million and a fragrance license agreement of $2.3 million.

During the fourth quarter of fiscal 2009, the Company recorded additional impairment charges of $34.2 million.  Included in this charge was $25.7 million related to the Michael Kors fragrance license agreement, as well as distributor relationships and core ingredients technology, Ojon and Bumble and bumble trademarks, and other trademarks, primarily in the makeup and skin care categories.  The Company also recorded non-cash impairment charges of $8.5 million to reduce the net carrying value of certain retail store and counter assets to their estimated fair value, which was determined based on discounted expected cash flows.

As the duration and magnitude of the volatility of the current economic conditions remain uncertain, the Company will continue to monitor and evaluate the potential impact on the business and on the interim and annual impairment testing.  Accordingly, it is possible that the Company would recognize an impairment charge in the future with respect to goodwill and/or other long-lived assets.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain summary of consolidated results accounts before and after the charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

THE ESTÉE LAUDER COMPANIES INC.

RECONCILIATION OF CERTAIN SUMMARY OF CONSOLIDATED RESULTS ACCOUNTS

BEFORE AND AFTER CHARGES ASSOCIATED WITH RESTRUCTURING ACTIVITIES

(Unaudited; Dollars in millions, except per share data)

							% Change
							versus
	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008			Prior Year
			Before			Before	Before
	As Reported	Charges	Charges	As Reported	Charges	Charges	Charges

Net Sales	$1,682.8	$8.1	$1,690.9	$2,012.1	$0.0	$2,012.1	(16.0)%

Cost of Sales	427.1	6.8	420.3	490.6	0.0	490.6

Gross Profit	1,255.7	14.9	1,270.6	1,521.5	0.0	1,521.5	(16.5)%
Gross Margin	74.6%		75.2%	75.6%		75.6%

Operating Expenses	1,270.4	70.2	1,200.2	1,320.4	0.9	1,319.5	(9.0)%

Operating Expense Margin	75.5%		71.0%	65.6%		65.6%

Operating Income (Loss)	(14.7)	85.1	70.4	201.1	0.9	202.0	(65.1)%
Operating Income (Loss) Margin	(0.9)%		4.2%	10.0%		10.0%

Provision (benefit) for income taxes	(22.5)	27.9	5.4	62.2	0.3	62.5

Net Earnings (Loss)	(17.9)	57.2	39.3	120.2	0.6	120.8	(67.5)%

Diluted net earnings (loss) per common share	(.09)	.29	.20	.61	.00	.61	(67.4)%

							% Change
							versus
	Twelve Months Ended June 30, 2009			Twelve Months Ended June 30, 2008			Prior Year
			Before			Before	Before
	As Reported	Charges	Charges	As Reported	Charges	Charges	Charges

Net Sales	$7,323.8	$8.1	$7,331.9	$7,910.8	$0.0	$7,910.8	(7.3)%

Cost of Sales	1,881.6	6.8	1,874.8	1,996.8	0.0	1,996.8

Gross Profit	5,442.2	14.9	5,457.1	5,914.0	0.0	5,914.0	(7.7)%
Gross Margin	74.3%		74.5%	74.8%		74.8%

Operating Expenses	5,023.8	76.8	4,947.0	5,103.3	0.4	5,102.9	(3.1)%

Operating Expense Margin	68.6%		67.5%	64.5%		64.5%

Operating Income	418.4	91.7	510.1	810.7	0.4	811.1	(37.1)%
Operating Income Margin	5.7%		7.0%	10.3%		10.3%

Provision for income taxes	115.9	30.0	145.9	259.9	0.1	260.0

Net Earnings	218.4	61.7	280.1	473.8	0.3	474.1	(40.9)%

Diluted net earnings per common share	1.10	.31	1.42	2.40	.00	2.40	(41.1)%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended				Year Ended
	June 30		Percent Change		June 30		Percent Change
			Reported	Local			Reported	Local
	2009	2008	Basis	Currency	2009	2008	Basis	Currency
NET SALES
By Region:
The Americas	$774.0	$903.5	(14.3)%	(13.2)%	$3,421.2	$3,711.5	(7.8)%	(6.6)%
Europe, the Middle East & Africa	624.0	820.8	(24.0)	(11.6)	2,611.3	3,006.7	(13.2)	(3.7)
Asia/Pacific	292.9	287.8	1.8	9.5	1,299.4	1,192.6	9.0	14.1
Subtotal	1,690.9	2,012.1	(16.0)%	(9.3)%	7,331.9	7,910.8	(7.3)%	(2.4)%
Returns associated with restructuring activities	(8.1)	—			(8.1)	—
Total	$1,682.8	$2,012.1	(16.4)%	(9.7)%	$7,323.8	$7,910.8	(7.4)%	(2.5)%

By Product Category:
Skin Care	$687.8	$789.3	(12.9)%	(5.4)%	$2,886.0	$2,996.8	(3.7)%	1.8%
Makeup	665.2	754.3	(11.8)	(5.7)	2,830.9	3,000.4	(5.6)	(1.1)
Fragrance	220.4	339.4	(35.1)	(28.0)	1,150.9	1,432.0	(19.6)	(14.4)
Hair Care	104.5	115.9	(9.8)	(6.1)	402.4	427.1	(5.8)	(3.0)
Other	13.0	13.2	(1.5)	3.8	61.7	54.5	13.2	17.1
Subtotal	1,690.9	2,012.1	(16.0)%	(9.3)%	7,331.9	7,910.8	(7.3)%	(2.4)%
Returns associated with restructuring activities	(8.1)	—			(8.1)	—
Total	$1,682.8	$2,012.1	(16.4)%	(9.7)%	$7,323.8	$7,910.8	(7.4)%	(2.5)%

OPERATING INCOME (LOSS)
By Region:
The Americas	$(9.0)	$34.5	(100.0)+%		$115.2	$228.3	(49.5)%
Europe, the Middle East & Africa	64.5	139.8	(53.9)		229.7	433.1	(47.0)
Asia/Pacific	14.9	27.7	(46.2)		165.2	149.7	10.4
Subtotal	70.4	202.0	(65.1)%		510.1	811.1	(37.1)%
Charges associated with restructuring activities	(85.1)	(0.9)			(91.7)	(0.4)
Total	$(14.7)	$201.1	(100.0)+%		$418.4	$810.7	(48.4)%

By Product Category:
Skin Care	$52.5	$107.3	(51.1)%		$294.1	$405.6	(27.5)%
Makeup	53.5	75.7	(29.3)		279.8	359.4	(22.1)
Fragrance	(23.8)	21.2	(100.0)+		(60.8)	36.2	(100.0)+
Hair Care	(9.0)	(1.4)	(100.0)+		1.1	11.5	(90.4)
Other	(2.8)	(0.8)	(100.0)+		(4.1)	(1.6)	(100.0)+
Subtotal	70.4	202.0	(65.1)%		510.1	811.1	(37.1)%
Charges associated with restructuring activities	(85.1)	(0.9)			(91.7)	(0.4)
Total	$(14.7)	$201.1	(100.0)+%		$418.4	$810.7	(48.4)%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	June 30	June 30
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$864.5	$401.7
Accounts receivable, net	853.3	1,038.8
Inventory and promotional merchandise, net	795.0	987.2
Prepaid expenses and other current assets	399.7	359.5
Total Current Assets	2,912.5	2,787.2

Property, Plant and Equipment, net	1,026.7	1,043.1
Other Assets	1,237.4	1,180.9
Total Assets	$5,176.6	$5,011.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term debt	$33.8	$118.7
Accounts payable	329.8	361.7
Other current liabilities	1,095.6	1,218.8
Total Current Liabilities	1,459.2	1,699.2

Noncurrent Liabilities
Long-term debt	1,387.6	1,078.2
Other noncurrent liabilities and minority interest	689.8	580.6
Total Stockholders’ Equity	1,640.0	1,653.2
Total Liabilities and Stockholders’ Equity	$5,176.6	$5,011.2

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Year Ended
	June 30
	2009	2008
Cash Flows from Operating Activities
Net earnings	$218.4	$473.8
Depreciation and amortization	254.0	250.7
Deferred income taxes	(108.2)	(115.6)
Goodwill and other long-lived asset impairments	63.1	14.0
Other items	83.3	70.5
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	103.8	(86.5)
Decrease (increase) in inventory and promotional merchandise, net	125.7	(70.7)
Increase in other assets	(72.2)	(5.7)
Increase in accounts payable and other liabilities	28.1	159.6
Net cash flows provided by operating activities	$696.0	$690.1

Capital expenditures	$279.8	$357.8
Payments to acquire treasury stock	62.6	129.6
Dividends paid	108.4	106.6

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